Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 20, 2013 (except for the Earnings (Loss) Per Share section of Note 2, the Equity Method Investments section of Note 5 and Schedule I, as to which the date is August 2, 2013) in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-190354) and related Prospectus of CommScope Holding Company, Inc. dated September 16, 2013, for the registration of its common stock.

/s/ Ernst & Young LLP

Charlotte, North Carolina
September 16, 2013